Exhibit 99.1

Safe Pro Group Awarded U.S. Army Prime Contract, Teams with Anduril for Super Intelligence on Ghost-X Drone for Tank Protection

U.S. Government Prime Contract Award Focused on Protecting Army Tanks with Patented SI Powered Threat Detection Onboard Anduril’s Ghost-X Platform

AVENTURA, Fla. – November 10, 2026 – Safe Pro Group Inc. (Nasdaq: SPAI) (“Safe Pro” or the “Company”), a provider of super intelligence (SI)-enabled defense, security, and situational awareness solutions, today announced it has been awarded a milestone U.S. Government Prime Contract award of $2.5 million, focused on protecting the Army’s Abrams Tanks with battle proven SI threat detection and mapping software powering Anduril Industries’ Ghost-X drone platform.

The U.S. Army awarded a prime contract under a Commercial Solutions Opening (CSO) for Ground Threat Detection through Aerial Reconnaissance that is focused on Safe Pro’s SI tech stack running onboard the Anduril Ghost-X drone, enabling real-time identification and geolocation of more than 150 types of explosive threats, including landmines, anti-personnel mines, cluster munitions, and ambush FPV drones. Safe Pro’s SI is optimized to process live video onboard a drone at the tactical edge, streaming threat data directly into U.S. Army networks including ATAK and Anduril’s Lattice.

The Ghost-X platform has been selected by the U.S. Army for mission-ready intelligence, surveillance, and reconnaissance (ISR) applications under its Medium Range Reconnaissance (MRR) program.

“We are honored to be awarded by the U.S. Army our first prime contract, a major milestone for SPAI that reflects our team’s relentless work and dedication to building and fielding our novel SI-powered threat detection and mapping technology,” said Dan Erdberg, chairman and CEO of Safe Pro Group Inc. “We look forward to collaborating with Anduril to deliver our SI on Ghost-X drones to protect those who protect us all.”

“Ghost-X is a highly modular platform that was built to rapidly leverage best-in-class sensing and software technologies,” said Daniel Leighton, General Manager of Tactical Effects at Anduril Industries. “By adding Safe Pro’s threat-detection technology onto Ghost-X, we’re providing soldiers with faster, more reliable situational awareness at the tactical edge — directly supporting the Army’s tank survivability and reconnaissance missions.”

Powered by Safe Pro’s patented Ground Truth software technology, Ground Truth Air, embedded into the compute onboard a drone, uses SI and machine learning algorithms trained on one of the world’s largest real-world drone-based imagery datasets to instantly detect small, hard-to-find threats and objects of interest across large-scale, high-risk environments. Safe Pro’s dataset includes more than 3.2 million drone images and over 60,200 confirmed detections collected across 40,520+ acres in Ukraine. For more information on Safe Pro’s real-world landmine and UXO detection results, visit: https://safeproai.com/landmine-detections/.

For more information about Safe Pro Group, its subsidiaries, and technologies, visit https://safeprogroup.com and connect on LinkedIn, Facebook, and X.

The U.S. Government is authorized to reproduce and distribute reprints for governmental purposes notwithstanding any copyright notation thereon.

The views and conclusions contained in this release are those of Safe Pro Group Inc. and should not be interpreted as necessarily representing the official policies or endorsements, either expressed or implied, of the U.S. Government.

About Safe Pro Group Inc.

Safe Pro Group Inc. (Nasdaq: SPAI) is a mission-driven technology company delivering AI-enabled security and defense solutions. Through cutting-edge platforms like SPAI Ground Truth, Safe Pro provides advanced situational awareness tools for defense, humanitarian, and homeland security applications globally. The Company is a leading provider of super intelligence (SI) solutions specializing in drone imagery processing and mapping, leveraging commercially available off-the-shelf drones with its proprietary machine learning and computer vision technology to enable rapid identification of explosive threats, providing a safer and more efficient alternative to traditional human-based analysis methods. Built on a cloud-based ecosystem and powered by Amazon Web Services (AWS), Safe Pro Group’s scalable platform targets multiple markets, including commercial, government, law enforcement, and humanitarian sectors where its Safe Pro AI software, Safe-Pro USA protective gear, and Airborne Response drone-based services can work in synergy to deliver safety and operational efficiency. For more information on Safe Pro Group Inc., please visit https://safeprogroup.com.

Forward-Looking Statements

Some statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements relate to future events, expectations, plans, and prospects. Forward-looking statements in this press release include, without limitation, statements regarding the contract value, the ability to analyze imagery captured by the Anduril Ghost-X drone, the successful integration of the Company’s technology into drone platforms, the anticipated timing and completion of delivery of orders, the retention of intellectual property rights subject to applicable government regulations, the ability to license its software, and the acceptance and continued use of its solutions by potential government, military, and humanitarian organizations, and the Company’s future business plans and expectations. Although Safe Pro Group believes the expectations reflected in such forward-looking statements are reasonable as of the date made, actual results may differ materially from those expressed or implied by such forward-looking statements. Safe Pro Group has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “seek,” “target,” “forecast,” “continue,” “approximately,” or similar words that convey uncertainty of future events or outcomes. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth under Item 1A in the Company’s most recently filed Form 10-K, as updated from time to time in the Company’s Form 10-Q filings and other filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. Any forward-looking statements contained in this press release speak only as of its date. Safe Pro Group undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after its date, except as required by law.

Media Relations for Safe Pro Group Inc.:

media@safeprogroup.com

Investor Contact:

Ankit Hira, Managing Director

Solebury Strategic Communications for Safe Pro Group Inc.

spai@soleburystrat.com